UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2013

GENESIS BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	000-53172 (Commission File Number)	75-3254381 (I.R.S Employer Identification No.)

10960 Wilshire Blvd., Suite 1050, Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (866) 963-2220

_____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On June 19, 2013, the Company entered into a Settlement Agreement and General Release of All Claims (the “Agreement”) with Anthony Cataldo, the Company’s former chief executive officer (“Cataldo”).  Per the Agreement, Anthony Cataldo voluntarily resigned as the Company’s chief executive officer, effective as of June 1, 2013.  Mr. Cataldo’s decision to resign from his officer position was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.  The Agreement also settles any amounts owed to Mr. Cataldo by the Company, providing that upon the Company achieving its first financing with aggregate proceeds to the Company of greater than $5,000,000 following the date of the Agreement (the “Financing”), the Company shall provide Cataldo with a cash payment equal to $370,000, to be paid out as follows:  (a) a payment of $120,000 in cash, less all appropriate federal and state income and employment taxes, payable to Cataldo within ten (10) business days following the closing of the Financing, and (b) a payment of $250,000, less all appropriate federal and state income and employment taxes, payable to Cataldo within ten (10) business days following a closing of the Financing and immediately reinvested by Company on Cataldo’s behalf in the Financing, on the same terms and conditions therein.  The Agreement also provides for mutual releases of all claims related in any way to the transactions or occurrences between Cataldo and the Company to date, to the fullest extent permitted by law, including, but not limited to, Cataldo’s employment with Company.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

Exhibit No.	Description

10.1	Settlement Agreement and General Release of All Claims

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS BIOPHARMA, INC.

Date: June 25, 2013	/s/ Michael Handelman
Michael Handelman, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement and General Release of All Claims